Exhibit 99.1

Trovagene to Present Clinical Data and Capabilities of Its Urine-Based Liquid Biopsy Platform at the 7th Annual Next Generation Dx Summit

Clinical data in lung, colorectal, and pancreatic cancer demonstrate the utility of Trovagene’s Precision Cancer Monitoring platform as an important disease management tool

SAN DIEGO, CA — August 18, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that clinical data featuring its Precision Cancer MonitoringSM platform will be presented at the Next Generation Dx Summit in Washington, D.C. to be held August 18-20. The presentation, titled Urinary Circulating Free DNA Platform for Diagnosis and Cancer Treatment Monitoring will be presented by Mark Erlander, Ph.D., Trovagene’s Chief Scientific Officer.

“We continue to advance our clinical programs and present data to the medical and scientific communities demonstrating the advantages of using our urine-based molecular diagnostics in the management of various cancer types,” stated Erlander. “The data sets to be presented at this conference support the clinical utility of our non-invasive cancer monitoring tests and their ability to empower oncologists to detect and quantitatively track oncogene mutations to improve treatment decisions.”

Next Generation Dx Summit

August 19 2015, 3:30 p.m. EDT Oral Presentation

Urinary Circulating Free DNA Platform for Diagnosis and Cancer Treatment Monitoring

Presenter: Mark Erlander, Ph.D., Trovagene, Inc.

Highlights:

•                  Urine has been shown to be a viable specimen type for cancer monitoring using liquid biopsy and offers a unique ability to track tumor dynamics

•                  Several novel uses with Trovagene’s PCM platform include the ability to determine minimal residual disease after surgery, determine early response to newly initiated therapy, monitor driver mutations, monitor for resistance mutations that emerge over time, and act as an alternative to tissue biopsy

•                  Data show that Trovagene’s highly sensitive, quantitative, and non-invasive assays can be used to determine the induction of tumor apoptosis and response to therapy within the first week of treatment

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About the Next Generation Dx Summit

The Next Generation Dx Summit brings together more than 900 diagnostics professionals from across the world, providing comprehensive programming and valuable networking opportunities. Spanning from clinical diagnostics to business strategy, the program encompasses predictive cancer biomarkers, companion diagnostics, infectious disease, point-of-care, pharmacy-based diagnostics, cell-free DNA, commercialization, cancer immunotherapy, and reimbursement.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com